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                                                                    Exhibit 99.1



    TUBOSCOPE VETCO INTERNATIONAL INC. 401(K) THRIFT SAVINGS PLAN FINANCIAL STATEMENTS AND SCHEDULES PREPARED IN ACCORDANCE WITH THE FINANCIAL REPORTING
                             REQUIREMENTS OF ERISA
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FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan
Year ended December 31, 2000
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         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

                Financial Statements and Supplemental Schedule

                         Year ended December 31, 2000

                                   Contents


Report of Independent Auditors........................................   1

Audited Financial Statements

Statements of Net Assets Available for Benefits.......................   2
Statement of Changes in Net Assets Available for Benefits.............   3
Notes to Financial Statements.........................................   4

Supplemental Schedule

Schedule H, Line 4(i) - Schedule of Assets (Held At End of Year)......   9

                        Report of Independent Auditors

Administrative Committee
Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

We have audited the accompanying statements of net assets available for benefits of the Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan as of December 31, 2000 and 1999, and the related statement of changes in net assets available for benefits for the year ended December 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2000 and 1999, and the changes in its net assets available for benefits for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2000 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

                                             /s/ Ernst & Young LLP
Houston, Texas
May 30, 2001

                                                                               1
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         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

                Statements of Net Assets Available for Benefits

                                                         December 31
                                                      2000          1999
                                                 ---------------------------

Assets
Cash                                              $       322    $    18,750
Receivables:
 Participant contributions                            236,121        164,967
 Employer contributions                                96,507         62,363
 Accrued investment income                             31,017         26,558
 Sales pending                                         42,333              -
                                                 ---------------------------
Total receivables                                     405,978        253,888
Investments                                        49,379,383     45,706,199
                                                 ---------------------------
Net assets available for benefits                 $49,785,683    $45,978,837
                                                 ===========================


See accompanying notes.

                                                                               2
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         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

           Statement of Changes in Net Assets Available for Benefits

                         Year ended December 31, 2000

Additions:
 Employer contributions in stock                                  $ 1,061,166
 Participant contributions                                          2,873,065
 Participant rollovers                                                158,562
 Investment income                                                  4,450,645
                                                                  -----------
Total additions                                                     8,543,438

Deductions:
 Benefits paid to participants                                      3,547,827
 Administrative expenses                                               68,033
 Net depreciation in fair value of investments                      1,120,732
                                                                  -----------
Total deductions                                                    4,736,592

Net increase                                                        3,806,846


Net assets available for benefits at:
 Beginning of year                                                 45,978,837
                                                                  -----------
 End of year                                                      $49,785,683
                                                                  ===========

See accompanying notes.

                                                                               3
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         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

                         Notes to Financial Statements

                               December 31, 2000

1. Description of Plan

General

The Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan (the "Plan") is a defined contribution plan which covers domestic employees of Tuboscope Vetco International Inc. and certain subsidiaries (collectively, the "Company"). Employees are eligible upon hiring or subsequent rehiring by the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

On May 30, 2000, the Company completed a merger with Varco International, Inc. ("Varco"), by exchanging 46.8 million shares of its common stock for all of the common stock of Varco. Each share of Varco's stock was exchanged for .7125 of one share of the Company's common stock. In connection with the merger, the Company changed its name to Varco International, Inc.

The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions, a copy of which is available from the Company.

Participant Contributions

The Plan allows participants to contribute from 1% to 20% of their base salary in any combination of before-tax and after-tax dollars, subject to certain limits prescribed by law.

Employer Contributions

The Plan allows for matching contributions by the Company of one-half of each participant's contributions, up to a maximum of 3% of the participant's salary. Matching contributions are made by the Company in shares of Varco Stock (formerly Tuboscope, Inc. common stock) ("Common Stock") and are valued at the fair market value as of the date of contribution to the Plan.

The Company may, at its sole discretion, contribute shares of Common Stock to the Plan for each participant who elected to defer compensation or make voluntary contributions to the Plan an additional contribution of one-half of the participant's deferred compensation and one-half of the participant's voluntary contributions, up to a maximum of 1% of the participant's salary.

Participants may transfer all employer matching contributions to another fund option at any time, and therefore the matching contribution is considered to be participant directed.

                                                                               4
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         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

                   Notes to Financial Statements (continued)


1. Description of Plan (continued)

Participant Loans

Participants are allowed to borrow a minimum of $1,000 and a maximum of $50,000. The amount of a loan may not exceed 50% of the value of the participant's deferred compensation account and vested employer's contributions account. The security for a loan extended under the Plan is 50% of the value of the borrower's vested account balance as determined immediately after the loan is extended. The administrative committee determines a reasonable interest rate to be applied uniformly and charged on outstanding loans. The term of a loan is limited to five years unless the loan is used to acquire the borrower's principal residence.

Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the participant's employer contributions account, including actual earnings thereon, is based upon years of continuous service. A participant vests 20% each year and is 100% vested after five years of credited service. Full vesting in the participant's employer contributions will also occur at death, age 60, disability, retirement, or the termination or discontinuation of the Plan. Forfeitures of nonvested accounts may be used to reduce future employer contributions.

Benefit Payments

Upon termination of service, each participant can receive his/her vested amount in one lump-sum payment or, in certain cases, the participant may defer withdrawals. In addition, active service withdrawals may be taken at age 59 1/2 and at age 62 in 10% increments once each calendar quarter.

Administrative Expenses

Certain administrative expenses such as legal fees and audit fees are paid by the Company. The Plan pays all other administrative expenses.

                                                                               5
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         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

                   Notes to Financial Statements (continued)


1. Description of Plan (continued)

Plan Termination

The Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to ERISA. In the event of Plan termination, participants will become fully vested in their accounts. The Company has not expressed any intent to terminate the Plan and distribute assets; however, the Plan will merge into another qualified plan effective January 1, 2001 as discussed in Note 5.

2. Summary of Accounting Policies

Basis of Accounting

The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. Benefit payments to participants are recorded upon distribution.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes and schedule. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Mutual fund investments and Common Stock are stated at fair value based on market prices obtained from national securities exchanges. The Merrill Lynch Retirement Preservation Trust and participant loans are stated at cost, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

                                                                               6
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         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

                   Notes to Financial Statements (continued)


3. Investments

Individual investments that represent 5% or more of the Plan's net assets are as follows:

                                                           December 31
                                                        2000         1999
                                                    -------------------------

Varco International, Inc. Common Stock (formerly
 Tuboscope, Inc. Common Stock)                      $ 8,872,587   $ 5,899,868
Merrill Lynch Retirement Preservation Trust          12,819,730    13,093,141
Merrill Lynch Capital Fund Class A                    3,559,186     3,526,441
Merrill Lynch Basic Value Fund                        5,802,408     5,897,141
Merrill Lynch Global Allocation Fund Class A          3,049,415     2,773,898
AIM Weingarten Fund                                   5,884,132     5,740,015
Davis New York Venture Fund                           4,783,986     4,410,394

During 2000, the Plan's investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value as follows:

Common Stock                                                      $ 2,369,247
Mutual funds                                                       (3,489,979)
                                                                  -----------
Net depreciation                                                  $(1,120,732)
                                                                  ===========

4. Income Tax Status

The Plan has received a favorable determination letter from the Internal Revenue Service dated February 13, 2001 regarding its qualification status under Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Company believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax exempt.

5. Subsequent Event

Effective January 1, 2001, the Plan will be merged into the Varco International, Inc. 401(k)/Profit Sharing Retirement Plan ("Varco Plan").

                                                                               7
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         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

                   Notes to Financial Statements (continued)


6. Reconciliation to Form 5500

The accompanying financial statements reflect the net assets available for benefits of the Plan just prior to the merger discussed in Note 5. The 2000 Form 5500 will be filed as the final Form 5500 for the Plan and, therefore, reflects the merger as of the stroke of midnight on December 31, 2000.

                                                           December 31
                                                               2000
                                                          -------------


Net assets available for benefits per the financial
 statements                                               $  49,785,683
Transfer to Varco Plan                                      (49,785,683)
                                                          -------------
Net assets available for benefits per the Form 5500       $           -
                                                          =============

                                                                               8
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                             Supplemental Schedule
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         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

       Schedule H, Line 4(i) - Schedule of Assets (Held At End of Year)

                          EIN: 74-1473942     PN: 001

                               December 31, 2000

     Identity of
Issue, Borrower, Lessor                                            Current
   or Similar Party              Description of Investment          Value
------------------------------------------------------------------------------
*Varco International Inc.  407,935 shares of common stock          $ 8,872,587
*Merrill Lynch             Retirement Preservation Trust            12,819,730
*Merrill Lynch             Global Allocation Fund Class A            3,049,415
*Merrill Lynch             Corporate Bond Fund Investment Grade      1,731,737
                              Class A
*Merrill Lynch             Capital Fund Class A                      3,559,186
*Merrill Lynch             Basic Value Fund                          5,802,408
AIM Management             Weingarten Fund                           5,884,132
Davis Funds                Davis New York Venture Fund               4,783,986
*Participant loans         Varying maturity dates and interest
                              rates ranging from 9.5% to 10.5%       2,876,202
                                                                   -----------
                                                                   $49,379,383
                                                                   ===========

*  Party-in-interest

                                                                               9